AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1999
                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 COMPUMED, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                        5047                    95-2860434
           --------                                                ----------
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NO.)   IDENTIFICATION NO.)
                                  ------------------------

                           5777 WEST CENTURY BOULEVARD
                                   SUITE 1285
                          LOS ANGELES, CALIFORNIA 90045
                                 (310) 258-5000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                         OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                ROBERT GOLDBERG
                      CHAIRMAN OF THE BOARD OF DIRECTORS
                                 COMPUMED, INC.
                           5777 WEST CENTURY BOULEVARD
                                   SUITE 1285
                          LOS ANGELES, CALIFORNIA 90045
                                 (310) 258-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                               BRUCE A. RICH, ESQ.
                            THELEN REID & PRIEST LLP
                               40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 603-6780

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY MARKET CONDITIONS AND OTHER FACTORS.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX.|_|

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX.[X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] _______________

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] _______________

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE
===============================================================================
                                       Proposed      Proposed
                                       Maximum       Maximum
  Title of Each                        Offering     Aggregate       Amount of
Class of Securities     Amount to Be    Price        Offering      Registration
  to Be Registered       Registered   Per Unit (1)   Price(1)         Fee(2)
-------------------------------------------------------------------------------
Common Stock, par
value $.01 per share     4,452,594     $0.95      $4,229,964.30     $1,175.93
===============================================================================
(1) THE OFFERING PRICE PER SHARE AND THE AGGREGATE OFFERING PRICE HAVE BEEN ESTIMATED PURSUANT TO RULE 457 FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE.
(2) THE REGISTRATION FEE FOR THESE SHARES HAS BEEN DETERMINED PURSUANT TO RULE 457(C).


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS (SUBJECT TO COMPLETION)
DATED SEPTEMBER 28, 1999

                        -------------------------------
                                 COMPUMED, INC.
                        4,452,594 SHARES OF COMMON STOCK
                        --------------------------------

     The stockholders of CompuMed, Inc. listed elsewhere in this prospectus are offering up to 4,452,594 shares of our common stock. These shares will have been issued upon the exercise of common stock purchase warrants previously issued by us. We will not receive any proceeds from the sale of the common stock.

     The selling stockholders may offer their shares at prevailing market prices in public transaction on the Nasdaq SmallCap Market or in privately negotiated transactions. No period of time has been fixed within which the shares may be offered or sold.

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "CMPDC." On September 23, 1999, the closing price of the common stock was $29/32.


INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                      The Date of this Prospectus is , 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION ABOUT US................................  1

PROSPECTUS SUMMARY..........................................................  2

RISK FACTORS................................................................  5

USE OF PROCEEDS............................................................. 10

MARKET PRICE INFORMATION.................................................... 10

SELECTED FINANCIAL INFORMATION.............................................. 11

THE COMPANY................................................................. 12

PLAN OF DISTRIBUTION........................................................ 14

LEGAL MATTERS............................................................... 15

EXPERTS  ................................................................... 15

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

ACCESS TO OUR PUBLICLY FILED DOCUMENTS

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock offered hereby are sold.

     1.   Proxy Statement on Schedule 14A filed March 15, 1999.

     2.   Annual Report on Form 10-KSB for the fiscal year ended September 30,
          1998.

     3. Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1998.

     4. Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999.

     5. Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1999.

     6. The description of our common stock contained in our Registration Statement on Form SB-2, filed March 5, 1996 and any amendment or report filed to update this description.

     This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. The statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. We qualify any statement by reference to the copy of such contract or document filed as an exhibit to the registration statement.

     You may request a copy of any document incorporated in this prospectus by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in any such document) at no cost, by writing or telephoning us at the following address: CompuMed, Inc., at 5777 W. Century Boulevard, Suite 1285, Los Angeles, California 90045, Attn: Robert Goldberg, Chairman of the Board of Directors; telephone (310) 258-5000.

YOUR RELIANCE ON INFORMATION CONTAINED IN THIS PROSPECTUS

     In deciding whether to invest in our common stock, you should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. You must not consider that the delivery of this prospectus or any sale of the common stock covered by this prospectus implies that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is current or complete as of any time after the date of this prospectus.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus and the documents incorporated by reference herein.

                                   THE COMPANY

     We develop medical devices and employ information technologies to diagnose and monitor costly, high incidence diseases. We have focused our business primarily on:

    ()    the ongoing development of our osteoporosis testing technology and
    ()    electrocardiogram (ECG) computer interpretation and overread services.

     CompuMed was incorporated in the State of Delaware on July 21, 1986.

SIGNIFICANT BUSINESS DEVELOPMENTS

     FDA Approval of Automated OsteoGram(R) 2000 System. We have been developing automated software called OsteoGram(R) which will assist medical professionals in analyzing bone density by producing a digitized image of the bone from a radiograph (x-ray). On May 19, 1999, we received clearance from the U.S. Food and Drug Administration to begin marketing our Automated OsteoGram(R) 2000 system. The system consists of a desktop scanner, standard personal computer and the OsteoGram(R) bone density analysis software, and it allows physicians to perform accurate bone density tests in their offices using existing standard x-ray equipment. We are taking steps to commercialize the technology.

     Ongoing Research and Development of the OsteoView(R). We plan to develop a device called the OsteoView(R) to measure bone density, which we have performed initial feasibility testing and analysis. This instrument will use a low-dose x-ray source and a digital detector to determine bone density from a measurement of the fingers and the wrist. We have entered into an agreement with The Johns Hopkins University Medical School and The Johns Hopkins University Applied Physics Laboratory to cooperatively develop instruments to diagnose and treat osteoporosis and other musculoskeletal diseases. As part of the agreement, the University may employ its engineering resources to assist in the manufacturing design and augment the clinical capability of our Digital OsteoView(R) 2000 concept device. The completion of the development, manufacture and marketing of the Osteoview(R) device will probably require a development or manufacturing partner. There is no assurance that such a partner will be secured or that such a device will be completed.

     Cessation of Development of Detoxahol(TM). In March 1994, we acquired the rights to a potential new drug called Detoxahol(TM), which could facilitate the rapid lowering of blood alcohol levels. We filed a patent application covering the technology underlying Detoxahol(TM), and we had been developing Detoxahol(TM) technology in conjunction with the University of Georgia. We subsequently stopped this development work. We are currently seeking a partner with which to recommence our development efforts, but there is no assurance that such a partner will be secured. Significant further research and development, including clinical testing, as well as obtaining necessary regulatory clearances, are required before we could produce a marketable Detoxahol(TM) product.

CONDITIONAL LISTING ON NASDAQ SMALLCAP MARKET

     We are required to meet stock price, tangible net worth and market value criteria in order to maintain our listing on the Nasdaq SmallCap Market. As of November 16, 1998, we were notified that the minimum bid price for our common stock fell below $1.00, a level for which a company may be delisted from The Nasdaq SmallCap Market. The National Association of Securities Dealers Inc., which supervises this market, has granted us a temporary exception which will expire on December 31, 1999. Our trading symbol now indicates that we are conditionally listed, which could affect negatively the price and liquidity of our common stock. If we do not meet Nasdaq's condition after December 31, 1999, we could be delisted and our stockholders may find it difficult to dispose of their shares of common stock.

PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at 5777 W. Century Boulevard, Suite 1285, Los Angeles, California 90045. You can reach our principal executive offices by telephone at (310) 258-5000.


                                  THE OFFERING

SECURITIES OFFERED

     This prospectus relates to the offer and sale of up to 4,452,594 share of our common stock by stockholders listed elsewhere in this prospectus.

     The shares of common stock covered by this prospectus will have been issued upon the exercise of common stock purchase warrants. In 1997, we offered shares of our Class C 7% Convertible Preferred Stock. Each share of this series of preferred stock is convertible into shares of our common stock and an equal number of common stock purchase warrants. In 1992, we offered shares of common stock and warrants to purchase shares of common stock. Of the 4,452,594 shares of common stock being offered hereby, 3,805,424 shares of common stock relate to the warrants that we have issued upon the conversion of the preferred stock and 647,170 shares of common stock relate to the warrants that we issued in 1992.

SECURITIES OUTSTANDING

     At September 2, 1999, we had the following securities outstanding other than warrants and stock options:

Common Stock..............................................       16,555,857
Class A Convertible Preferred Stock.......................            8,400
Class B Convertible Preferred Stock.......................              300


Preferred Stock

     The holders of Series A Convertible Preferred Stock may convert these securities into shares of common stock by surrendering two shares of the preferred stock. At September 2, 1999, a total of 4,200 shares of common stock were issuable upon conversion of all of the currently outstanding shares of this series of preferred stock. Each share of Class B Convertible Preferred Stock is convertible into ten shares of common stock. At September 2, 1999, a total of 3,000 shares of common stock were issuable upon conversion of all of the outstanding shares of this series of preferred stock.

Warrants

     At September 2, 1999, we had outstanding warrants to purchase a total of 7,008,585 shares of common stock at a weighted average price of $1.52 per share. In 1992, we issued warrants to the public to purchase 8,000,000 shares of common stock at $3.75 per share. After we effected a one-for-ten reverse stock split of our common stock and amended the warrant agreement by extending the expiration date and reducing the exercise price, the public warrants entitle holders to purchase a total of 647,170 shares of common stock at $2.50 per share and expire on August 2, 2000. Upon the conversion of shares of our Class C Preferred Stock, we have issued Class C Warrants to purchase 5,619,525 shares of common stock, of which warrants to purchase 4,289,415 shares of common stock remain unexercised. Each of the Class C Warrants is exercisable at the price that the holder converted the preferred stock. The Class C Warrants expire on February 17, 2001. In January 1998, a United States federal district court approved the settlement of a class action against us. Under the terms of this settlement agreement, we issued warrants to purchase 1,875,000 shares of common stock at $3.00 per share, expiring on January 25, 2003. In addition, there are other warrants to purchase an aggregate of 197,000 shares of common stock expiring between September 2000 and January 2003.

Options

     At September 2, 1999, we had issued currently exercisable stock options to purchase 897,172 shares of common stock at a weighted average exercise price of $0.94 per share.

Common Stock Issuable upon Conversion of Other Securities

     The following table provides information with respect to our securities that are exchangeable or exercisable for shares of common stock at September 2, 1999.


                                           NUMBER OF SHARES           WEIGHTED
                                           OF COMMON STOCK         AVERAGE PRICE
                                         -----------------      ----------------
Class A Preferred Stock...............           4,200                $  0
Class B Preferred Stock...............           3,000                   0
Public Warrants.......................         647,170                 2.50
Class C Warrants......................       4,289,415                 0.66
Settlement Warrants...................       1,875,000                 3.00
Other Warrants........................         197,000                 2.63
Stock Options.........................         897,172                 0.94


USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock sold by the selling stockholders listed elsewhere in this prospectus.

     The shares of common stock covered by this prospectus underlie common stock purchase warrants. Although we will receive no proceeds from the sale of the common stock, we will receive proceeds upon the exercise of the common stock purchase warrants. In order to receive one share of common stock, the holders of the public warrants that we issued in 1992 must pay us $2.50 and surrender ten warrants. We will receive $1,617,925 if all of these warrants are exercised. The other 3,805,424 shares of common stock covered by this prospectus underlie warrants that we have issued upon the conversion of the Class C Preferred Stock. The holders of these warrants must surrender one warrant and pay us the same amount that they paid us to convert the preferred stock. Because the conversion price of the preferred stock was based upon the market price of our common stock, and holders have converted their shares of preferred stock at different times, the exercise prices for the warrants vary. We anticipate that we will receive approximately $2,511,580 if all of these warrants are exercised based upon the weighted average exercise price of $0.66.

RISK FACTORS

     You should read the disclosures we make under the heading "Risk Factors" in considering whether to invest in our common stock.

                                  RISK FACTORS

     You should consider the following factors and other information in this prospectus before deciding to invest in the common stock. This investment involves a high degree of risk, and you should only purchase shares of common stock if you can afford a complete loss of your investment.

FINANCIAL RISKS

WE HAVE A HISTORY OF INCURRING LOSSES AND WE ANTICIPATE THAT WE WILL CONTINUE TO INCUR LOSSES.

     We incurred net losses of approximately $4,647,000 in 1996, $2,214,000 in 1997 and $1,333,000 in 1998. For the nine months ended June 30, 1999, we incurred net losses of $766,000, and we anticipate that we will continue to incur net losses during the remaining three months of the 1999 fiscal year and thereafter due to future research and development costs and corporate costs. Our retained deficit at June 30, 1999 was $28,492,000.

OUR CONTINUED DEVELOPMENT EFFORTS AND FUTURE GROWTH DEPEND UPON OUR ABILITY TO RAISE ADDITIONAL CAPITAL WHICH MAY NOT BE AVAILABLE TO US WHEN NEEDED OR ON ACCEPTABLE TERMS.

     We will require capital to finance our continued research and development programs and to support and grow our existing ECG business. Although we believe that we have sufficient capital to fund these activities for at least the next 12 months, there can be no assurance that we will have adequate working capital to fund all of these activities in the future particularly in light of our continued and significant losses. There can be no assurance that additional financing required will be available when needed or, if available, will be on terms acceptable to us.

BUSINESS AND REGULATORY RISKS


WE MUST ATTRACT AND RETAIN KEY PERSONNEL IN ORDER TO REMAIN COMPETITIVE WHICH MAY BE DIFFICULT GIVEN OUR SMALL SIZE AND LIMITED RESOURCES COMPARED TO MANY OF OUR COMPETITORS.

     James Linesch resigned as the President and Chief Executive Financial Officer of the Company effective September 8, 1999 to pursue other opportunities. Robert B. Goldberg, the Company's chairman, is serving as the interim principal and executive officer and shall devote an increased portion of his time to the Company while serving in such capacities, and Phuong Dang will serve as the interim principal accounting officer until a person is hired for these positions. Our success depends on our ability to attract and retain skilled managerial, marketing and sales personnel. We face competition for such personnel from other companies and institutions in our industry. Our company is smaller and we have fewer resources than many of our competitors. Therefore, we may have difficulty successfully competing for the personnel required to achieve future success.

THE SUCCESS OF OSTEOGRAM(R) FORMS AN IMPORTANT PART OF OUR PLANS FOR FUTURE GROWTH AND POTENTIAL CUSTOMERS MAY NOT ACCEPT THIS METHOD OF TESTING BONE MINERAL DENSITY.

     We intend to market the OsteoGram(R) software in the future, but this method of testing bone mass is currently at an early stage in market development and is not widely recognized by the medical profession and the public. Education of the medical profession and public of the OsteoGram(R)'s effectiveness, low cost, ease of use and lack of any need for specialized capital equipment to administer the test remains vital to the success of OsteoGram(R). Physicians and other members of the medical community frequently are reluctant to accept new products until their contribution to health care has been established over an extended period of time. In addition, other obstacles, such as competition with other companies that are better known and financed than us, may impede the OsteoGram(R)'s acceptance. Many radiography centers consider themselves to be our competitors because of their capital investments in expensive bone scanning equipment.

OUR DEVICES ARE COVERED BY MEDICAL REIMBURSEMENT PROGRAMS, AND ANY LEGISLATION THAT REDUCED THE ABILITY OF PATIENTS TO OBTAIN REIMBURSEMENT FOR THE USE OF, OR OF PHYSICIANS TO RECOVER THE COST OF, OUR DEVICES WOULD ADVERSELY AFFECT OUR BUSINESS.

     The OsteoGram(R) and ECG services are approved for reimbursement by Medicare and most other third party payors. Most payments for these services are made by the medical insurance carrier of the patients. Government regulation may change at any time, and Medicare reimbursements for the Osteogram(R) or ECG services may be withdrawn or reduced. Further, should Medicare reimbursement programs be significantly reduced or should other regulatory changes affect the ability of physicians or us to recover the cost of OsteoGram(R) tests or ECG services, our ability to market and sell our products would be adversely affected.

WE HAVE NOT PATENTED TECHNOLOGIES THAT ARE IMPORTANT ASSETS OF OUR BUSINESS, AND WE CANNOT ASSURE THE CONTINUED PROPRIETARY NATURE OF SUCH TECHNOLOGIES.

     We believe that the software that operates the OsteoGram(R) is a proprietary trade secret that is protected by a confidentiality agreements with a prior licensee of the technology and with other parties that have developed the technology. However, such protection may not preclude competitors from developing products which can be marketed in competition with the OsteoGram(R). We intend to file for patents as improvements are made to the OsteoSystem or as the OsteoView(R) is developed. There can be no assurance that patent applications, if filed, will result in issued patents or that patents, if issued will not be circumvented or invalidated. Moreover, there is no assurance that we are not infringing the patents of others.

WE WILL RELY ON OTHERS TO MANUFACTURE OUR DEVICES, AND WE MAY NOT BE ABLE TO MEET CUSTOMER DEMAND IF OUR SUPPLIERS CANNOT MEET OUR QUANTITY AND QUALITY REQUIREMENTS.

     We do not manufacture apparatus used in connection with the OsteoGram(R) or ECG services. We have entered into arrangements with third parties for the manufacture of apparatus used in connection with the ECG services. However, there can be no assurance that third party manufacturers will be able to continue to meet our quantity and quality requirements for manufactured products.

OUR BUSINESS EXPOSES US TO PRODUCTS LIABILITY AND MEDICAL MALPRACTICE SUITS, AND WE CANNOT BE SURE THAT OUR INSURANCE WILL BE SUFFICIENT TO COVER ALL POTENTIAL LIABILITIES.

     We could be sued for products liability if a patient is injured as the result of the misuse or malfunction of one of our medical devices. Although we maintain insurance that provides $5,000,000 of coverage per occurrence and $5,000,000 in the aggregate with a deductible of $1,000, we cannot be sure that this insurance will be sufficient to cover any potential liability. Furthermore, there can be no assurance that this coverage will continue to be available or, if available, that it can be maintained at reasonable cost. To date, we have never been involved in any litigation as a result of alleged product liability.

     Our current liability insurance policy does not cover losses due to misinterpreted overreads of ECG printouts by physicians that we retain to provide such services. Medical professional liability claims which may be brought against us for misinterpreted overreads, which are not covered by or exceed the coverage amount of a medical professional liability insurance policy held by the physician performing the overread, could have a material adverse effect on our business, financial condition or operating results. Since commencing our ECG services, no medical professional liability claims have been made against either the physicians retained by us to perform overreads or our employees with respect to misinterpreted overreads.

OUR PRODUCTS AND SERVICES ARE HIGHLY REGULATED BY THE FDA, AND NEW LEGISLATION, GOVERNMENT REGULATIONS OR COURT RULINGS COULD ADVERSELY EFFECT OUR BUSINESS BY PREVENTING US FROM MARKETING NEW PRODUCTS OR INCREASING OUR COSTS.

     Our medical devices, medical services and potential pharmaceutical products are subject to varying degrees of FDA regulation. All medical devices and their components are subject to general FDA controls, including compliance with specified manufacturing practices. Manufacturers must provide the FDA with advance notice of their intention to introduce and market new medical devices and demonstrate such devices' safety and efficacy to the FDA's satisfaction prior to their commercial use.

     The FDA and other government agencies may in the future issue new regulations, or issue new interpretations of existing regulations, which affect the manufacture, marketing and sale of our products. Our operations may also be affected if Congress passes new legislation or if courts issue new rulings with respect to existing legislation. We can offer no assurances that we will not be adversely affected by new, or newly interpreted, regulatory requirements.


OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND AGGRESSIVE COMPETITION.

     We operate in an industry where technological developments occur at a rapid pace. We compete with a large number of established companies and institutions many of whom have more capital, larger staffs and greater expertise than our company. Our competitors may develop technologies and products that are more effective than any that we currently have. If this occurs, our products and technology could become obsolete.

MARKET RISKS

NASDAQ HAS MADE OUR NASDAQ SMALLCAP MARKET LISTING CONDITIONAL, AND WE COULD LOSE OUR LISTING WHICH WOULD REDUCE THE LIQUIDITY OF OUR COMMON STOCK.

     Our common stock is listed on the Nasdaq SmallCap Market. Nasdaq maintains requirements for the continued listing on the Nasdaq SmallCap Market, including the following requirements:

    ()    the common stock have a minimum bid price of $1.00 per share;

    () we either have net tangible assets of $2,000,000, market capitalization of $35,000,000 or net income (in latest fiscal year or 2 of last 3 fiscal years) of $500,000; and

    () that the market value of the public float if our common stock be at least $4,000,000.

     As of November 16, 1998, we were notified that the minimum bid price for our common stock was below the $1.00 minimum bid price requirement and that our common stock was subject to delisting. After a hearing, Nasdaq had granted us a temporary exception to its share price rule. Our trading symbol now indicates that we are conditionally listed, which could affect negatively the price and liquidity of our common stock. Our conditional listing will expire on December 31, 1999, and if we do not meet Nasdaq's conditions, our common stock could be delisted.

     Trading, if any, in the delisted securities would thereafter be conducted on the OTC Electronic Bulletin Board. As a result, should delisting occur, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities. This would severely limit the liquidity of our common stock, and would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

     If our common stock ceases to be listed on the Nasdaq SmallCap Market, the common stock would become subject to Rule 15g-9 under the Exchange Act. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule could affect the ability of broker-dealers to sell our securities and could affect the ability of purchasers to sell any of our securities in the secondary market.

OUR COMMON STOCK COULD BECOME SUBJECT TO "PENNY STOCK" RESTRICTIONS UNDER FEDERAL SECURITIES LAWS, WHICH WOULD REDUCE THE LIQUIDITY OF OUR COMMON STOCK.

     The SEC has adopted regulations that define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

     The penny stock restrictions will not apply to our common stock if we meet a $2,000,000 minimum net tangible assets or, a $1.00 market price or other Nasdaq rules. There can be no assurance that our common stock will qualify for exemption from the penny stock restrictions. In any event, even if our common stock were exempt from such restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

THE MARKET PRICE FOR OUR COMMON STOCK COULD DECLINE AS A RESULT OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE FUTURE.

     At September 2, 1999, 16,555,857 shares of our common stock were outstanding. In addition:

    () 7,200 shares of common stock are issuable upon conversion of the outstanding Class A Preferred Stock and Class B Preferred Stock,

    () 7,008,585 shares of common stock, including the shares of common stock offered hereby, are issuable upon the exercise of warrants, and

    () 1,455,794 shares of common stock are issuable upon the exercise of outstanding stock options.

The sale, or availability for sale, of substantial amounts of common stock in the public market could adversely affect the prevailing market price of the common stock and could impair our ability to raise additional capital when needed through the sale of its equity securities.

     If our common stock were subject to the rules on penny stocks, the market liquidity for our common stock could be materially adversely affected.

PROVISIONS IN OUR CERTIFICATE OF INCORPORATION COULD DISCOURAGE UNSOLICITED TAKEOVER ATTEMPTS WHICH COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     Provisions of our Certificate of Incorporation and By-laws and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the common stock. Such provisions may also inhibit fluctuations in the market price of the common stock that could result from takeover attempts. In addition, our board of directors, without further stockholder approval, may issue preferred stock that could have the effect of delaying or preventing a change in control. The issuance of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

THE ACCURACY OF FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS IS UNCERTAIN.

     This prospectus contains certain forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management and are subject to certain risks, uncertainties and contingencies which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements. These risks, uncertainties and contingencies include, but are not limited to, the following:

    () our ability to raise additional capital when needed or on acceptable terms;

    ()    the acceptance of our products and services by the medical profession;

    () our ability to obtain regulatory approvals for the devices that we develop;

    () our ability to retain the proprietary nature of the technologies that we develop; and

    () other factors discussed above under the heading "Risk Factors" and elsewhere in this prospectus.

     We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     The stockholders listed elsewhere in this prospectus will sell the common stock being offered hereby, and we will not receive any of the proceeds from the sales.


                            MARKET PRICE INFORMATION

     Our common stock is included on the Nasdaq SmallCap System under the symbol "CMPDC". The following table sets forth the quarterly high and low closing bid prices for the common stock as reported by Nasdaq for the periods indicated. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                                         High               Low
                                         ----               ---
FISCAL 1997
First Quarter                           $1.94              $0.54
Second Quarter                           1.38               0.69
Third Quarter                            1.22               0.50
Fourth Quarter                           3.09               0.59

FISCAL 1998
First Quarter                            2.34               1.34
Second Quarter                           1.50               0.78
Third Quarter                            1.25               0.69
Fourth Quarter                           0.81               0.34

FISCAL 1999
First Quarter                            1.25               0.34
Second Quarter                           0.75               0.38
Third Quarter                            4.03               0.38
Fourth Quarter (through September 23,    1.97               0.81
1999)


     See the cover page of this prospectus for the last sales price of the common stock reported on the Nasdaq SmallCap Market as of a recent date.

                         SELECTED FINANCIAL INFORMATION

     The following table provides summary financial data of CompuMed for the periods indicated. We have prepared this information using the consolidated financial statements of CompuMed for the years ended September 30, 1996, 1997 and 1998. We have derived the summary financial data for the nine months ended June 30, 1998 and 1999 from our unaudited interim financial statements which have been incorporated in this prospectus by reference to our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1999. We believe that these unaudited interim financial data include all adjustments, consisting of normal recurring adjustments necessary for a fair statement of our operating and non-operating results for the unaudited interim periods. The results of operation for the nine months ended June 30, 1999 are not necessarily indicative of the results of operations to be expected for the entire year ended September 30, 1999. This data should be read in conjunction with our financial statements and "Management's Discussion and Analysis or Plan of Operation" incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the fiscal year ended September 30, 1998 and the Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1999.

                                                YEAR ENDED SEPTEMBER 30                       Nine Months Ended June 30
                                ---------------------------------------------------      ----------------------------------

                                       1996               1997               1998              1998               1999
                                -----------------  -----------------  -----------------  -----------------  -----------------
STATEMENT OF INCOME DATA
Revenues:
   ECG services................       $ 2,008,000        $ 1,674,000         $1,420,000        $1,076,000         $1,033,000
   Osteo royalty revenues......            37,000            119,000             42,000            42,000             16,000
   Product sales...............           200,000            146,000            395,000           242,000            640,000
   Rental property.............            99,000                 --                 --                --                 --
                                      -----------        -----------         ----------        ----------         ----------
                                        2,344,000          1,939,000          1,857,000         1,360,000          1,689,000

Cost of Sales..................         7,123,000          4,222,000          3,488,000         2,629,000          2,471,000

Other Income (Expense).........           132,000             69,000            298,000            51,000             16,000
                                      -----------        -----------         ----------        ----------         ----------

Net Loss.......................       $(4,647,000)       $(2,214,000)       $(1,333,000)      $(1,218,000)        $ (766,000)
                                      ===========        ===========        ===========       ===========         ==========

Net Loss Per Share.............       $      (.54)       $      (.25)       $      (.19)      $      (.19)       $      (.06)
                                      ===========        ===========        ===========       ===========         ==========

Weighted average number
   of common shares
   outstanding.................         8,534,276          8,965,045         10,912,240        10,391,952         13,656,032
                                      ===========        ===========        ===========       ===========         ==========


BALANCE SHEET DATA

                                                      1996                1997                1998           JUNE 30, 1999
                                               ------------------  ------------------  ------------------  ------------------

Cash and Marketable Securities...............         $2,644,000          $  931,000          $2,833,000          $2,749,000
Total Assets.................................          3,978,000           1,776,000           3,450,000           3,608,000
Total Current Liabilities....................            942,000             756,000             453,000             563,000
Total Stockholders' Equity...................          2,958,000             868,000           2,885,000           2,870,000



                                   THE COMPANY

OUR BUSINESS

     We develop and provide information technologies and services for the diagnosis, monitoring and management of costly, high incidence diseases, particularly cardiovascular disease and osteoporosis. We apply computing, medical imaging, telecommunications and networking technologies to provide medical professionals with advanced and affordable diagnostic tools. We have focused our business primarily:

    ()    the ongoing development of its osteoporosis testing technology and
    ()    the computer interpretation of electrocardiograms, or ECGs.

SIGNIFICANT BUSINESS DEVELOPMENTS

     FDA Approval of Automated OsteoGram(R) 2000 System. We have been developing automated software called OsteoGram(R) which will assist medical professionals in analyzing bone density by producing a digitized image of the bone from an x-ray. On May 19, 1999, we received clearance from the U.S. Food and Drug Administration to begin marketing our Automated OsteoGram(R) 2000 system, which we believe is the first device that enables a physician to perform accurate bone density tests in their own offices using existing standard x-ray equipment. Currently, the equipment used to measure bone density is costly and is typically located in specialized osteoporosis centers. Based upon publicly available information, we estimate that there are currently approximately 8,000 bone densitometers installed throughout the United States. By contrast, over 100,000 facilities in the United States have the standard x-ray equipment that is required to perform bone density diagnosis with our system. The Automated OsteoGram(R) 2000 System consists of a desktop scanner, standard personal computer and the OsteoGram(R) bone density analysis software. We are taking steps to commercialize the technology.

     Ongoing Research and Development of the OsteoView(R). We are planning to develop a bone density measuring instrument called the OsteoView(R). The OsteoView(R) device would use a low-dose x-ray source and a digital detector to determine bone density from a measurement of the fingers and the wrist. During the 1997 fiscal year, we developed a prototype model for illustrating the proposed design of this device. We have entered into an agreement with The Johns Hopkins University Medical School and The Johns Hopkins University Applied Physics Laboratory to cooperatively develop instruments to diagnose and treat osteoporosis and other musculoskeletal diseases. As part of the agreement, the University may employ its engineering resources to assist in the manufacturing design and augment the clinical capability of our Digital OsteoView(R) 2000 concept device. The completion of the development, manufacture and marketing of the OsteoView(R) device will probably require a development or manufacturing partner. There is no assurance that such a partner will be secured or that such a device will be completed.

     Cessation of Development of Detoxahol(TM). In March 1994, we acquired the rights to a potential new pharmaceutical product called Detoxahol(TM), a substance intended to facilitate the rapid lowering blood alcohol levels. In June 1995, we filed a patent application covering the technology underlying Detoxahol(TM). We had been developing Detoxahol(TM) technology in conjunction with the University of Georgia, but we stopped this development work and there is no assurance that we will commence development in the future or that if we ultimately develop a Detoxahol(TM) product that we will be able to obtain all necessary regulatory approvals. We are currently seeking a development partner for this product, however, there is no assurance that such a partner will be secured. Significant further research and development, including clinical testing, as well as obtaining necessary regulatory clearances, are required before we could produce a marketable Detoxahol(TM) product.

                              SELLING STOCKHOLDERS


     We have agreed with the selling stockholders to register the shares of common stock underlying common stock purchase warrants that we had issued. We also agreed to use our best efforts to keep the registration statement effective until all of the shares have been sold. Our registration of the shares does not necessarily mean that the selling stockholder will sell all or any of the shares.

     The shares of common stock covered by this prospectus will have been issued upon the exercise of common stock purchase warrants. In 1997, we offered and sold shares of our Class C 7% Convertible Preferred Stock. Each share of this series of preferred stock was convertible into shares of our common stock and an equal number of common stock purchase warrants. In 1992, on our initial public offering, we offered shares of common stock and warrants to purchase shares of common stock. Of the 4,452,594 shares of common stock being offered hereby, 3,805,424 shares of common stock relate to the preferred stock that we issued in 1997 and 647,170 shares of common stock relate to the warrants that we issued in 1992.

     The shares offered by this prospectus may be offered from time to time by the stockholders listed in the following table. The information provided in the following table relates to the selling stockholders who acquired an aggregate of 3,805,424 shares of common stock upon the exercise of warrants that they received from us upon the conversion of shares of preferred stock. The balance of 647,170 shares of common stock covered by this prospectus have been acquired upon the exercise of publicly traded warrants. Because these warrants are publicly traded, there is no way for us to know the identity of the beneficial holders at the date of this prospectus. To our knowledge, none of the selling stockholders has held any position, office or material relationship with us or any of our predecessors or affiliates within three years prior to the date of this prospectus. The following table sets forth, as of September 2, 1999, information with regard to the beneficial ownership of common stock by each of the selling stockholders. The information included below is based upon information provided to us by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after the offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospects will be sold. The persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We have assumed the sale of all shares of common stock being offered by this prospectus.


                      AMOUNT BENEFICIALLY                   AMOUNT BENEFICIALLY
                            OWNED             SHARES TO BE         OWNED
NAME(1)                PRIOR TO OFFERING        OFFERED      AFTER OFFERING(2)
----                -----------------------  ------------  ---------------------

The Shaar Fund Ltd.        2,066,992           2,066,992             0
Shaar Advisor Services
   Ltd.                      796,906             796,906             0
First Geneva Holdings,
   Inc.                      189,558             189,558             0
Rutgers Casualty, Inc.       178,312             178,312             0
Firmvest Capital Corp.       168,122             168,122             0
Nachum Stein & Feige
   Stein                     139,877             139,877             0
Peter Chenam                 137,033             137,033             0
Kentucky National
   Insurance Co.             108,362             108,362             0
NSI Partnership               20,262              20,262             0


(1) Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2)  Assumes the sale of all shares offered hereby.

                              PLAN OF DISTRIBUTION

     The selling stockholders have advised us that, prior to the date of this prospectus, they have not made any agreement or arrangement with any underwriters, brokers or dealers regarding the distribution and resale of the shares. If we are notified by a selling stockholder that any material arrangement has been entered into with an underwriter for the sale of the shares, a supplemental prospectus will be filed to disclose such of the following information as we believe appropriate:

    ()    the name of the participating underwriter;

    ()    the number of the shares involved;

    () the price at which such shares are sold, the commissions paid or discounts or concessions allowed to such underwriter; and

    ()    other facts material to the transaction.

     We expect that the selling stockholders will sell their shares covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be underwriters and commissions received by them and any profit on the resale of shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurance that any of the selling stockholders will sell any or all of the shares offered by them hereunder.

     Sales of the shares on the Nasdaq SmallCap Market or other trading system may be made by means of one or more of the following:

    () a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    () purchases by a dealer as principal and resale by such dealer for its account pursuant to this prospectus; and

    () ordinary brokerage transactions and transactions and transactions in which the broker solicits purchasers.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

     The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares at less than market prices may depress the market price of our common stock. Moreover, the selling stockholders are not restricted as to the number of shares which may be sold at any one time.

     We have agreed to pay all of the expenses incident to the offer and sale of the shares to the public by the selling stockholders other than commissions and discounts of underwriters, dealers or agents. In addition, we and the selling stockholders have agreed to indemnify each other and certain persons, including broker-dealers or others, against certain liabilities in connection with the offering of the common stock, including liabilities arising under the Securities Act.

     We have advised the selling stockholders that the anti-manipulative rules under the Exchange Act, including Regulation M, may apply to sales in the market of the shares offered hereby, and we have furnished the selling stockholders with a copy of such rules. We have also advised the selling stockholders of the requirement for the delivery of this prospectus in connection with resales of the shares offered hereby.

     We have been advised by each selling stockholder that it will comply with Regulation M promulgated under the Exchange Act in connection with all resales of the shares offered hereby. We have also been advised by the selling stockholders that none of them has, as of September 2, 1999, entered into any arrangement with a broker-dealer for the sale of the shares through block trade, special offering, exchange distribution or secondary distribution of a purchase by a broker-dealer.

                                  LEGAL MATTERS

     Legal matters in connection with the validity of the shares of common stock offered hereby will be passed upon for us by Thelen Reid & Priest LLP, New York, New York.


                                     EXPERTS

    Ernst & Young LLP, our independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended September 30, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                4,452,594 Shares
                                 of Common Stock




                                 COMPUMED, INC.






                               -------------------
                               P R O S P E C T U S
                               -------------------







                                             , 1999

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee...............................................$  1,175.93
Legal Fees and Expenses........................................  17,000.00
Accounting Fees and Expenses...................................   8,000.00
Miscellaneous Expenses.........................................   1,824.07
                                                                ==========

         Total................................................. $28,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article TENTH of the Certificate of Incorporation of CompuMed and Article VI of the By-laws of CompuMed provide in part that CompuMed shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL").

     Section 145 of the DGCL permits a corporation, among other things, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view or all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, the indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     CompuMed has purchased and maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of such insurance is to indemnify any officer or director of CompuMed against expenses, judgements, fines, attorney's fees and other amounts paid in settlements incurred by him, subject to certain exclusions. Such insurance does not insure against any such amount incurred by an officer or director as a result of his own dishonesty.


ITEM 16.  EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------

4.1       Certificate of Incorporation of CompuMed [Incorporated by reference to
          Exhibit 3.1 to CompuMed's Registration Statement of Form S-1 (File No. 33-46061), effective May 7, 1992]

4.2 Certificate of Amendment of Certificate of Incorporation [Incorporated by reference to Exhibit 3.1a to Amendment No. 1 to Post-Effective Amendment No. 1 to CompuMed's Registration Statement on Form S-2 (File No. 33-48437), filed June 28, 1994]

4.3 Certificate of Amendment of Certificate of Incorporation [Incorporated by reference to Exhibit 3.1b to Amendment No. 2 to Post-Effective Amendment No. 1 to CompuMed's Registration Statement on Form S-2 (File No. 33-48437), filed November 7, 1994]

4.4 Certificate of Correction of Certificate of Amendment [Incorporated by reference to Exhibit 3.1c to Amendment No. 2 to Post-Effective Amendment No. 1 to CompuMed's Registration Statement on Form S-2 (File No. 33-48437), filed November 7, 1995]

4.5 By-Laws of CompuMed, as currently in effect [Incorporated by reference to Exhibit 3.2 to CompuMed's Registration Statement on Form S-1 (File No. 33-46061), effective May 7, 1992]

4.6       Specimen Common Stock Certificate [Incorporated by reference to
          Exhibit 4.1 to CompuMed's Registration Statement on Form S-1 (File No. 33-46061), effective May 7, 1992]

5.*       Opinion of Thelen Reid & Priest LLP

23.1*     Consent of Ernst & Young LLP

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------

23.2*     Consent of Thelen Reid & Priest LLP (included as part of Exhibit 5)

24.*      Power of Attorney (included on p. II-5)


------------------------------------
*        Filed herewith.


ITEM 17.  UNDERTAKINGS

          UNDERTAKINGS REQUIRED BY REGULATION S-K, ITEM 512(A).

          The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) to include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933.

                    (ii) to reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information provided in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price given in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) to include any additional or changed material
               information with respect to the plan of distribution.

               (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          UNDERTAKING REQUIRED BY REGULATION S-K, ITEM 512(H).

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MANHATTAN BEACH, AND STATE OF CALIFORNIA, ON THE
27TH DAY OF SEPTEMBER, 1999.


                                    COMPUMED, INC.


                                    BY: /S/ ROBERT B. GOLDBERG
                                        ________________________________
                                          Robert B. Goldberg
                                          Chairman of the Board of Directors



                                POWER OF ATTORNEY

     EACH DIRECTOR AND/OR OFFICER OF THE REGISTRANT WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS ROBERT B. GOLDBERG AS HIS ATTORNEY-IN-FACT TO SIGN IN HIS NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW AND TO FILE WITH THE SEC, ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) AND SUPPLEMENTS TO THIS REGISTRATION STATEMENT.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


        SIGNATURE                          TITLE                   DATE
        ---------                          -----                   ----


/s/ Robert B. Goldberg              Chairman of the Board    September 27, 1999
-------------------------------     (Principal Executive
    Robert B. Goldberg              Officer)


/s/ Phuong Dang                     Principal Accounting     September 27, 1999
-------------------------------     Officer
    Phuong Dang

/s/ Herbert Lightstone              Director                 September 27, 1999
-------------------------------
    Herbert Lightstone

/s/ John D. Minnick                 Director                 September 27, 1999
-------------------------------
    John D. Minnick

/s/ John Romm                       Director                 September 27, 1999
-------------------------------
    John Romm

/s/ Robert Stuckelman               Director                 September 27, 1999
-------------------------------
    Robert Stuckelman

                                  EXHIBIT INDEX


Exhibit                                                                    Page
-------                                                                    ----

5          Opinion of Thelen Reid & Priest LLP

23.1       Consent of Ernst & Young LLP

23.2       Consent of Thelen Reid & Priest LLP (included as part of Exhibit 5)

24.        Power of Attorney (included on p. II-5)